UNDERTAKINGS. The Company is registering these Securities under Rule SB of the Securities Act. The Company will file, during any period which it offers or sells securities, a post-effective amendment to this registration statement to:

(a)	Include any prospectus required by section 10(a)(3) of the
Securities Act; and

(b)	Reflect in the prospectus any facts or events which,
individually or together, represent a fundamental change in the information in the registration statement; and

(c)	Include any additional or changed material information on
the plan of distribution, including the most recent Unaudited
Quarterly Financial Statements, the Annual Report and the Annual
Audited Financial Statements.

(d)	The Company will voluntarily file periodic reports as
required under the applicable reporting rules.